UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2021

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Hartford Financial Services Group, Inc.
One Hartford Plaza, Hartford, Connecticut 06155
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HIG	The New York Stock Exchange
6.10% Notes due October 1, 2041	HIG 41	The New York Stock Exchange
7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2042	HGH	The New York Stock Exchange
Depositary Shares, Each Representing a 1/1,00th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01 per share	HIG PR G	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On September 14, 2021, The Hartford Financial Services Group, Inc. (the "Company") issued a press release announcing that it has entered into a new agreement-in-principle in the Boy Scouts of America (the "BSA") bankruptcy, superseding its prior agreement, which now includes the BSA, its local councils and the representatives of a majority of the sexual abuse claimants. As part of the agreement-in-principle, the Company will pay $787 million, before tax, for claims associated with policies mostly issued in the 1970s. In exchange for the Company's payment, the BSA and its local councils will fully release the Company from any obligation under policies the Company issued to the BSA and its local councils. In addition, the representatives for the claimants joining this agreement-in-principle will support a plan of reorganization which incorporates the settlement. As announced on April 16, 2021 the Company had entered into a $650 million settlement with BSA; however, that previous settlement did not include the local councils or representatives of a majority of the claimants.

The agreement-in-principle was reached in connection with BSA’s Chapter 11 bankruptcy and will become a final settlement upon the occurrence of certain conditions, including execution of a definitive settlement agreement, confirmation of the BSA’s global resolution plan, receipt of executed releases from the local councils, and approval from the bankruptcy court as part of the BSA's overall plan of reorganization. The parties to the agreement-in-principle expect to receive court approval of the settlement in late 2021. No assurance can be given that all the conditions precedent to the settlement will be satisfied or that bankruptcy court approval, if obtained, will not be delayed for various procedural reasons.

The Company expects to record a charge against earnings of approximately $137 million, before tax, in the third quarter 2021 for prior accident year development recognized in connection with the additional amounts anticipated to be paid by the Company pursuant to the agreement-in-principle described above.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

Cautionary Statement Regarding Forward-Looking Information
Certain statements made herein should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially.

Factors that could cause the Company’s actual results to differ, possibly materially, from those in the forward looking statements include, but are not limited to, satisfaction of the conditions precedent to the settlement agreement, including execution of a definitive settlement agreement, confirmation of the BSA’s global resolution plan, receipt of executed releases from the local councils, and approval from the bankruptcy court of the BSA plan of reorganization, as well as other factors discussed in the Company’s Quarterly Reports on Form 10-Q, the Company’s 2020 Annual Report on Form 10-K, and other filings it makes with the SEC. The Company assumes no obligation to update the information contained herein, which speaks as of the date of this current report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

September 14, 2021	By:	/s/ David C. Robinson
Name: David C. Robinson
Title: Executive Vice President and General Counsel